UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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FIRST UNITED CORPORATION
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER MICHAEL J. DRISCOLL, ED.D ETHAN C. ELZEN LISA NARRELL-MEAD
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of director nominees at the upcoming annual meeting of shareholders of First United Corporation, a Maryland corporation (the “Company”).

Item 1: On May 13, 2020, Driver issued the following press release, which directs readers to a copy of a letter Driver sent to shareholders of the Company on May 13, 2020, a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference:

Driver Management Provides First United Shareholders the Opportunity to Hear From Its Highly-Qualified, Independent Director Candidates

Sends Letter to Shareholders Featuring Comprehensive Q&As With All Three Nominees: Michael J. Driscoll, Ed.D, Ethan C. Elzen and Lisa Narrell-Mead

Notes That First United Has Never Provided Shareholders a Similar Opportunity to Hear From the Incumbent Directors

Urges Shareholders to Vote on the WHITE Proxy Card to Elect Driver’s Three-Member Slate to First United’s Eleven-Member Board

NEW YORK--(BUSINESS WIRE)--Driver Management Company LLC (together with its affiliates, “Driver” or “we”), which is the largest shareholder of First United Corporation (“First United” or the “Company”) (NASDAQ: FUNC), has sent a letter1 to fellow shareholders regarding its nomination of three candidates for election to First United’s Board of Directors (the “Board”) at the 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”) on June 11, 2020. The letter includes candid and comprehensive interviews with each of our nominees – Michael J. Driscoll, Ed.D, Ethan C. Elzen and Lisa Narrell-Mead – about their respective backgrounds and qualifications.

Visit www.RenovateMyBank.com to read the letter1 to shareholders, and obtain information about how to vote for sorely-needed change on the WHITE Proxy Card. Driver has also released a nearly 100-page presentation2 detailing the case for urgent boardroom change at First United.

Abbott Cooper, Driver’s founder and managing member, commented:

“As you might expect when entrenched interests are threatened, First United’s incumbent Board is going to great lengths to disparage Driver, misrepresent our unaffiliated nominees’ integrity and preclude us from engaging directly with all shareholders. To cut through this smokescreen, we are providing shareholders with the opportunity to hear directly from our nominees about their respective qualifications and visions. We are pleased to make these candid Q&As with each of our nominees available, even though First United has opted to not make any of the incumbent directors available in a similar manner during this critically-important election contest.

1 https://renovatemybank.com/wp-content/uploads/2020/05/Driver-Nominee-Q-and-A-Mailing-FINAL-5.12.2020.pdf

2 https://renovatemybank.com/wp-content/uploads/2020/05/Driver-Deck-First-United-5.12.20.pdf

Shareholders have an exceptional opportunity to finally strengthen First United this year by voting to elect Driver’s three highly-qualified, independent nominees – each of whom are committed to ending the Board’s anti-shareholder policies, abusive governance practices and toxic groupthink. Adding the right individuals to the Board can help prevent First United from repeating the blunders it made during the 2008-09 crisis, when the Company needed a government bailout and was forced by regulators to cut its common share dividend for nearly a decade.”

DO NOT BE MISLED BY FIRST UNITED’S LOW-ROAD ENTRENCHMENT CAMPAIGN!

VISIT WWW.RENOVATEMYBANK.COM TO GET THE FACTS AND VOTE ON THE WHITE PROXY CARD.

DISCARD THE COMPANY’S BLUE VOTING MATERIALS.

About Driver Management

Driver employs a valued-oriented, event-driven investment strategy that focuses exclusively on equities in the U.S. banking sector. The firm’s leadership has decades of experience advising and engaging with bank management teams and boards of directors on strategies for enhancing shareholder value.

Contacts

Investors:

Saratoga Proxy Consulting
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com

Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com

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Item 2: Also on May 13, 2020, Driver posted the following materials to www.RenovateMyBank.com:

Item 3: Also on May 13, 2020, Driver sent the following email to subscribers of www.RenovateMyBank.com:

3

Hear from our Independent Nominees: A Candid Q&A

Fellow First United Shareholder,

We wanted to give you the unique opportunity to hear directly from each of our nominees – Michael J. Driscoll, Ed.D, Ethan C. Elzen and Lisa Narrell-Mead – about their respective qualifications and visions for creating value at First United.

We have made these Q&As available so that you can hear firsthand how each of these individuals are committed to ending First United's anti-shareholder policies, toxic group-think and abusive governance practices.

We have also released a nearly 100-page presentation[4] detailing the case for urgent boardroom change at First United.

Ahead of this year's Annual Meeting of Shareholders on June 11th, we urge you to vote on the WHITE Proxy Card to elect a group of individuals[5] who will challenge the status quo and champion your interests to improve the Board and our bank.

You can read the full Q&A at the link below.

Sincerely,
Abbott Cooper

Managing Member

Driver Management Company LLC

Q&A with Our Nominees[6]

3 https://www.renovatemybank.com/

4 https://renovatemybank.com/wp-content/uploads/2020/05/Driver-Deck-First-United-5.12.20.pdf

5 https://www.renovatemybank.com/our-nominees/

6 https://renovatemybank.com/wp-content/uploads/2020/05/Driver-Nominee-Q-and-A-Mailing-FINAL-5.12.2020.pdf